Exhibit 99.1

Avigen Reports Financial Results for the Three and Six Months Ended June 30, 2005
Announces Additional AAV Related Cost Reductions

ALAMEDA, CA, August 5, 2005 – Avigen, Inc., (Nasdaq: AVGN), today reported financial results for the three and six months ended June 30, 2005.  At June 30, 2005, Avigen had approximately $67 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $72 million at March 31, 2005 and $76 million at December 31, 2004.

 “Our transition toward becoming a fully-integrated pharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of neurological conditions is well underway,” said Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO.  “First, consistent with previous commitments, we have significantly reduced our operating expenses related to our AAV-based gene therapy programs, including reductions in staff that represent an estimated $2.1 million in lower annual spending.  Second, we are already working with several internally developed small molecules candidates focused on neuropathic pain and other neurological conditions.  These programs have already generated encouraging data that we believe will allow us to meet our goal of filing an IND for at least one of these compounds in 2006.  Finally, we have identified several external product in-license opportunities that we believe would be complimentary to our stable of internal targets.”

As previously announced, we have taken steps to divest our AAV technology and reduce costs through staff and facilities reductions.  As of August 1, 2005, we had reduced our total staff count to around 40.  We expect to record a charge for termination benefits of approximately $650,000 in the quarter ending September 30, 2005.  Despite our commitment to reduce our funding for additional gene therapy research, we remain committed to the continuation of our ongoing Parkinson’s disease clinical trial which utilizes one of our AAV–vectors.  This trial has already treated two subjects with an additional subject currently scheduled to be treated in the near future.  We are seeking external funding for the continuation of this trial and future development of these AAV technologies.  We believe the continuation of the trial increases the likelihood that an effective solution will be found for those suffering from the disease and also increases the value of the AAV technology which will allow us to maximize the return on investment for our shareholders.”

Financial Results

Avigen reported a net loss of $9.8 million, or $0.48 per share, and $15.0 million, or $0.74 per share, for the three and six-month periods ended June 30, 2005, respectively.  We reported a net loss of $4.5 million, or $0.22 per share, and $11.8 million, or $0.58 per share, respectively, for the three and six-month periods ended June 30, 2004.

For the three months ended June 30, 2005, Avigen reported revenue of $11,000 from research license fees.  For the quarter ended June 30, 2004, we reported revenue of $2.0 million, which primarily reflected the recognition of deferred revenue associated with the termination of the development period for Coagulin-B.  This was an AAV-based drug candidate to treat hemophilia B directed to the liver, and was being developed in collaboration with Bayer Corporation.  That collaboration agreement was formally terminated in December 2004.

Total operating expenses for three months ended June 30, 2005 were $10.2 million, and included a $4.5 million charge in connection with our intention to vacate one of our operating facilities as part of a cost reduction plan.  Total operating expenses for the three months ended June 30, 2004 were $6.9 million.  In 2004, we began to shift our focus from DNA-based drugs to novel therapeutics using small molecule compounds that target neurological conditions.  A primary objective was to reduce costs and seek external funding for the continuing development of our AAV-based technologies.  In July 2004, we reduced our staff by approximately 37 positions, primarily associated with our AAV-based programs, in order to extend our financial resources available to support other candidates.  In July 2005, we reduced an additional 17 position associated with our gene therapy research which will be reflected in our financial results for the period ending September 30, 2005.  This recent reduction is expected to save approximately $2.1 million per year in salaries and benefits.

We also determined that our future operations will not necessitate the full capacity of one of our leased facilities and that we would maximize potential costs savings through a sublease of the property.  This facility includes space designed and constructed to meet the requirements of government mandated policies for pharmaceutical manufacturing which may allow us to negotiate a premium sublease rate that exceeds other facilities available in the area.  However, based on the current market conditions, we anticipate that the sublease rate we receive will not allow us to fully recover the costs of our investment in leasehold improvements to the building.  As a result, at June 30, 2005, we have recorded an impairment charge of $4.5 million to reduce the carrying value of our leasehold improvements and equipment to zero.  This amount does not impact our cash flows and represents an acceleration of depreciation charges that would have been recognized over the next three years.

Net interest income and other expenses for the quarter ended June 30, 2005 were $309,000, compared with $392,000 in the same quarter of 2004.  This decrease reflects the net impact of lower average balances of interest-bearing investments partially offset by an increase in the average yield earned on the portfolio.

For the six months ended June 30, 2005, Avigen reported revenue of $20,000 and total operating expenses of $15.7 million, including the impairment charge.  For the six months ended June 30, 2004, we reported revenue of $2.2 million, primarily due to the recognition of deferred revenue from the Bayer collaboration, and total operating expenses of $14.8 million.  Our research and development expenses, as well as our general and administrative expenses, were lower in the 2005 period, reflecting lower staff levels and other net cost savings as a result of the implementation of our strategic realignment plan that was initiated last year.

We expect our operating expenses to decline further in connection with the additional staff reduction and our intent to sublease part of our facilities.  However, as the development of our small molecule products mature, and if we are successful with in-licensing or otherwise acquiring other compounds, we would anticipate the need to increase in our operating expenses.  Under these circumstances, we would intend to seek to raise additional funding through public or private equity financing, when market conditions allow, or through additional collaborative arrangements with corporate partners.

About Avigen

Avigen, Inc., based in the San Francisco Bay Area, is committed to providing physicians and their patients with innovative therapeutics for the treatment of neurological conditions. Avigen’s strength lies in its innovative employees, rigorous science and a focused strategy on treatments for serious and life-threatening neurological disorders. Guided by a strong management team and supported by sound financials, Avigen’s strategy is to build a robust pipeline through a combination of internal research, acquisitions and in-licensing with the goal of becoming a fully integrated pharmaceutical company. Additional information about Avigen can be found at http://www.avigen.com

Investors Please Note

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Avigen’s intention to divest its proprietary AAV technology, projected savings in personnel costs attributable to a workforce reduction, intention to sublease part of it operating facilities, make future regulatory filings within planned time frames and acquire later-stage clinical programs or products.  These statements are not a guarantee of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include uncertainties related to the timing and completion of the divestiture of its proprietary AAV technology, uncertainties related to the timing and completion of any sublease or our operating facilities and the risks inherent in acquiring clinical programs.  In addition, there are many other risks and uncertainties inherent in the development of Avigen’s internal drug development programs. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties associated with the conduct of clinical trials and in Avigen’s operations and business. These risks and uncertainties are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements contained in this new release are made as of this date and will not be updated.

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Contact:  Thomas J. Paulson
Chief Financial Officer
Avigen, Inc.
1301 Harbor Bay Parkway,  Alameda, CA 94502
Tel: 510-748-7150
FAX: 510-748-7155
Internet: paulson@avigen.com

AVIGEN, INC.
SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended		Six months ended

(In thousands, except shares and per share information)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

	(unaudited)		(unaudited)
Revenue	$11	$2,002	$20	$2,152
Operating expenses
Research and development	3,665	4,963	7,306	10,062
General and administrative	2,013	1,944	3,892	4,771
Impairment loss related to long-lived assets	4,490	—	4,490	—

Total operating expenses	10,168	6,907	15,688	14,833
Loss from operations	(10,157)	(4,905)	(15,668)	(12,681)
Net interest income and other expense	309	392	630	887

Net loss	$(9,848)	$(4,513)	$(15,038)	$(11,794)

Basic and diluted net loss per common share	$(0.48)	$(0.22)	$(0.74)	$(0.58)

Shares used in basic and diluted net loss per common share calculation	20,381,506	20,371,852	20,381,378	20,348,763

CONDENSED BALANCE SHEETS

(In thousands)	June 30, 2005	December 31, 2004

	(unaudited)	(1)
Cash, cash equivalents, available-for-sale securities and restricted investments - current	$57,209	$64,290
Accrued interest and other current assets	1,254	1,151

Total current assets	58,463	65,441
Restricted investments	10,428	11,928
Property and equipment, net	6,255	12,497
Deposits and other assets	532	641

Total assets	$75,678	$90,507

Current liabilities	1,773	1,568
Long-term obligations	9,079	9,064
Stockholders’ equity	64,826	79,875

Total liabilities and stockholders’ equity	$75,678	$90,507

(1) Derived from audited financial statements.